Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS FULL YEAR 2018 NET INCOME OF $5.3 BILLION,
$10.71 DILUTED EPS

Fourth quarter net income was $1.4 billion, $2.75 diluted EPS

Loans, deposits and net interest income increased; expenses controlled

PITTSBURGH, Jan. 16, 2019 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the year		For the quarter
	2018	2017	4Q18	3Q18	4Q17
Net income $ millions	$5,346	$5,388	$1,351	$1,400	$2,091
Diluted earnings per common share	$10.71	$10.36	$2.75	$2.82	$4.18

“2018 was a successful year for PNC. Earnings per share increased, and our returns on average assets and common equity were strong. Record revenue was driven by higher net interest income and noninterest income, and we generated positive operating leverage for the year. We grew loans and deposits, and expanded to new markets with our middle market corporate banking franchise and the successful launch of our national retail digital strategy. Supported by our strong capital and liquidity positions, we are entering 2019 well positioned to create long-term value for our shareholders.”
     Bill Demchak, PNC Chairman, President and Chief Executive Officer

Income Statement Highlights

▪	Fourth quarter and full year 2017 net income included a net benefit of $.9 billion from federal tax legislation and significant items.
Fourth quarter 2018 compared with third quarter 2018

▪	Net income of $1.4 billion for the fourth quarter decreased $49 million, or 4 percent, compared with the third quarter.

▪	Total revenue for the fourth quarter of $4.3 billion declined $17 million.

▪	Net interest income of $2.5 billion increased $15 million, or 1 percent, due to higher loan and securities yields and balances partially offset by increased funding costs.

–
Net interest margin decreased 3 basis points to 2.96 percent due to automation of operational processes that refined the calculation of certain average other interest-earning assets and impacted the related average yield.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 2

▪	Noninterest income of $1.9 billion decreased $32 million, or 2 percent.

–
Fee income declined $56 million, or 4 percent, to $1.5 billion due to lower asset management revenue driven by a $47 million decrease in earnings from PNC's equity investment in BlackRock, including a $10 million flow-through impact of BlackRock's recently announced restructuring charge. Additionally, lower residential mortgage revenue was partially offset by seasonally higher consumer activity.

–
Other noninterest income increased $24 million, or 8 percent, to $325 million and included positive Visa Class B derivative fair value adjustments of $42 million in the fourth quarter compared with negative adjustments of $32 million in the third quarter.

▪	Noninterest expense decreased $31 million, or 1 percent, to $2.6 billion reflecting the fourth quarter elimination of a $36 million quarterly FDIC deposit insurance surcharge assessment.

▪
Provision for credit losses was $148 million, an increase of $60 million resulting from a higher commercial loan provision reflecting portfolio growth and a benefit from lower specific reserves in the third quarter.

▪	The effective tax rate was 16.3 percent for the fourth quarter compared with 15.7 percent for the third quarter, and 16.8 percent for full year 2018.
Balance Sheet Highlights

▪	Average loans increased $2.6 billion, or 1 percent, to $225.9 billion in the fourth quarter compared with the third quarter.

–
Average commercial lending balances grew $2.3 billion reflecting seasonal growth in PNC's multifamily agency warehouse lending within the real estate business and loan growth across the corporate banking, business credit and equipment finance businesses.

–
Average consumer lending balances increased $.3 billion due to growth in residential mortgage, credit card, auto and unsecured installment loans partially offset by lower home equity and education loans.

▪	Overall credit quality remained strong.

–	Nonperforming assets of $1.8 billion at December 31, 2018 decreased $17 million, or 1 percent, compared with September 30, 2018.

–	Net charge-offs were $107 million for the fourth quarter compared with $91 million for the third quarter.

▪	Average deposits increased $4.0 billion, or 2 percent, to $266.5 billion in the fourth quarter compared with the third quarter reflecting seasonal growth in commercial deposits.

▪	Average investment securities increased $1.4 billion, or 2 percent, to $82.1 billion in the fourth quarter compared with the third quarter.

▪
Average balances held with the Federal Reserve decreased $2.4 billion to $16.4 billion compared with the third quarter, and December 31, 2018 balances decreased $9.1 billion to $10.5 billion compared with September 30, 2018 reflecting short-term investments in resale agreements over year end.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 3

▪	PNC returned $1.2 billion of capital to shareholders in the fourth quarter through repurchases of 6.1 million common shares for $.8 billion and dividends on common shares of $.4 billion.

–	For the full year 2018, PNC returned $4.4 billion of capital to shareholders through repurchases of 19.9 million common shares for $2.8 billion and dividends on common shares of $1.6 billion.

–
In November 2018, PNC announced an increase to authorized repurchases of up to an additional $900 million in common shares, an addition to previously announced share repurchase programs of up to $2.0 billion through the end of the second quarter of 2019.

▪	PNC maintained strong capital and liquidity positions.

–	The Basel III common equity Tier 1 capital ratio was an estimated 9.6 percent at December 31, 2018 and 9.3 percent at September 30, 2018.

–	The Liquidity Coverage Ratio at December 31, 2018 for both PNC and PNC Bank, N.A. continued to exceed the regulatory minimum requirement of 100 percent.

Earnings Summary
In millions, except per share data		4Q18	3Q18	4Q17
Net income		$1,351	$1,400	$2,091
Net income attributable to diluted common shares		$1,274	$1,317	$2,007
Diluted earnings per common share		$2.75	$2.82	$4.18
Average diluted common shares outstanding		463	467	480
Return on average assets		1.40%	1.47%	2.20%
Return on average common equity		11.83%	12.32%	18.90%
Book value per common share	Quarter end	$95.72	$93.22	$91.94
Tangible book value per common share (non-GAAP)	Quarter end	$75.42	$73.11	$72.28
Cash dividends declared per common share		$.95	$.95	$.75

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				4Q18 vs	4Q18 vs
In millions	4Q18	3Q18	4Q17	3Q18	4Q17
Net interest income	$2,481	$2,466	$2,345	1%	6%
Noninterest income	1,859	1,891	1,915	(2)%	(3)%
Total revenue	$4,340	$4,357	$4,260	—	2%

Total revenue for the fourth quarter of 2018 decreased $17 million compared with the third quarter and increased $80 million compared with the fourth quarter of 2017. Net interest income grew while noninterest income declined in both comparisons.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 4

Net interest income for the fourth quarter of 2018 increased $15 million compared with the third quarter and $136 million compared with the fourth quarter of 2017. Higher loan and securities yields and balances were partially offset by higher deposit and borrowing costs in both comparisons reflecting the impact of interest rate increases. The net interest margin was 2.96 percent for the fourth quarter of 2018 compared with 2.99 percent for the third quarter and 2.88 percent for the fourth quarter of 2017. The decline in the margin from the third quarter was due to automation of operational processes that refined the calculation of certain average other interest-earning assets and impacted the related average yield.

Noninterest Income				Change	Change
				4Q18 vs	4Q18 vs
In millions	4Q18	3Q18	4Q17	3Q18	4Q17
Asset management	$428	$486	$720	(12)%	(41)%
Consumer services	387	377	366	3%	6%
Corporate services	468	465	458	1%	2%
Residential mortgage	59	76	29	(22)%	103%
Service charges on deposits	192	186	183	3%	5%
Other	325	301	159	8%	104%
	$1,859	$1,891	$1,915	(2)%	(3)%

Noninterest income for the fourth quarter of 2018 declined $32 million compared with the third quarter as lower fee income was somewhat offset by higher other noninterest income. Asset management revenue decreased $58 million reflecting lower earnings of $47 million from PNC's equity investment in BlackRock, including a $10 million flow-through impact of BlackRock's recently announced restructuring charge, and lower average equity markets. Consumer service fees grew $10 million due to seasonally higher credit card and merchant services activity and higher brokerage revenue. Corporate service fees increased $3 million primarily due to higher loan syndication and other fees substantially offset by lower merger and acquisition advisory fees. Residential mortgage revenue decreased $17 million reflecting a $19 million negative adjustment for residential mortgage servicing rights valuation, net of economic hedge, driven by a decline in long-term interest rates at quarter end. Service charges on deposits grew $6 million as a result of a seasonal increase in consumer spending.
Other noninterest income for the fourth quarter of 2018 increased $24 million primarily due to positive derivative fair value adjustments of $42 million related to Visa Class B common shares in the fourth quarter compared with negative adjustments of $32 million in the third quarter and higher gains on asset sales partially offset by lower revenue from private equity investments.
Noninterest income for the fourth quarter of 2018 decreased $56 million compared with the fourth quarter of 2017. Asset management revenue declined $292 million reflecting a $254 million fourth quarter 2017 flow-through impact of tax legislation on PNC's equity investment in BlackRock. Lower earnings from the equity investment in BlackRock in the fourth quarter of 2018 also contributed to the decline. Consumer service fees grew $21 million driven by higher debit card, brokerage and credit card activity. Corporate service fees increased $10 million reflecting higher treasury management revenue. Residential mortgage revenue increased $30 million as a result of a $71 million

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 5

fourth quarter 2017 negative adjustment for residential mortgage servicing rights fair value assumption updates compared with a negative valuation adjustment of $19 million in the fourth quarter of 2018 partially offset by lower loan sales revenue. Service charges on deposits increased $9 million due to higher consumer transaction volumes. Other noninterest income increased $166 million due to $248 million of fourth quarter 2017 negative derivative fair value adjustments related to Visa Class B common shares compared with positive adjustments of $42 million in the fourth quarter of 2018 partially offset by a fourth quarter 2017 benefit of $119 million for appreciation in value of BlackRock stock contributed to the PNC Foundation.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				4Q18 vs	4Q18 vs
In millions	4Q18	3Q18	4Q17	3Q18	4Q17
Personnel	$1,348	$1,413	$1,449	(5)%	(7)%
Occupancy	202	195	240	4%	(16)%
Equipment	285	264	274	8%	4%
Marketing	84	71	60	18%	40%
Other	658	665	1,038	(1)%	(37)%
	$2,577	$2,608	$3,061	(1)%	(16)%

Noninterest expense for the fourth quarter of 2018 decreased $31 million compared with the third quarter. Personnel expense declined $65 million as lower variable compensation was partially offset by an increase in benefits, including medical expense. Equipment expense increased $21 million in part due to technology-related depreciation. Marketing expense increased $13 million driven by the national retail digital strategy. Other noninterest expense declined $7 million reflecting the fourth quarter elimination of a $36 million quarterly FDIC deposit insurance surcharge assessment partially offset by higher expense for business activities.
Noninterest expense for the fourth quarter of 2018 decreased $484 million compared with the fourth quarter of 2017. Fourth quarter 2017 included significant items of $502 million consisting of a$200 million contribution to the PNC Foundation, $197 million of charges for real estate dispositions and exits, and $105 million of personnel expense for employee cash payments and pension account credits. Excluding the impact of these items, noninterest expense increased $18 million, or 1 percent, in support of business growth.
The effective tax rate was 16.3 percent for the fourth quarter of 2018 compared with 15.7 percent for the third quarter, and 16.8 percent for full year 2018. The federal statutory tax rate was lowered to 21.0 percent effective January 1, 2018. Fourth quarter 2017 included an income tax benefit recognized as a result of federal tax legislation and was primarily attributable to revaluation of net deferred tax liabilities at the lower statutory tax rate.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 6

CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $383.1 billion in the fourth quarter of 2018, an increase of 1 percent compared with $377.9 billion in the third quarter and 2 percent compared with $376.8 billion in the fourth quarter of 2017. Higher average loans, investment securities and short-term investments were partially offset by lower interest-earning deposits with banks in both comparisons. Total assets were $382.3 billion at December 31, 2018, $380.1 billion at September 30, 2018 and $380.8 billion at December 31, 2017.

Loans				Change	Change
				4Q18 vs	4Q18 vs
In billions	4Q18	3Q18	4Q17	3Q18	4Q17
Average
Commercial lending	$152.2	$149.9	$148.5	2%	2%
Consumer lending	73.7	73.4	72.6	—	2%
Average loans	$225.9	$223.3	$221.1	1%	2%

Quarter end
Commercial lending	$152.3	$149.5	$147.4	2%	3%
Consumer lending	73.9	73.5	73.0	1%	1%
Total loans	$226.2	$223.0	$220.4	1%	3%

Average loans for the fourth quarter of 2018 increased $2.6 billion compared with the third quarter. Average commercial lending balances grew $2.3 billion reflecting seasonal growth in PNC's multifamily agency warehouse lending within the real estate business and loan growth across the corporate banking, business credit and equipment finance businesses. Average consumer lending balances increased $.3 billion due to growth in residential mortgage, credit card, auto and unsecured installment loans partially offset by lower home equity and education loans. Total loans at December 31, 2018 grew $3.2 billion compared with September 30, 2018. Commercial lending balances increased $2.8 billion and consumer lending balances increased $.4 billion.
Fourth quarter 2018 average and period end loans increased $4.8 billion and $5.8 billion, respectively, compared with fourth quarter 2017 driven by growth in both commercial and consumer lending balances.

Investment Securities				Change	Change
				4Q18 vs	4Q18 vs
In billions	4Q18	3Q18	4Q17	3Q18	4Q17
Average	$82.1	$80.7	$74.2	2%	11%
Quarter end	$82.7	$80.8	$76.1	2%	9%

Average investment securities for the fourth quarter of 2018 increased $1.4 billion and period end balances increased $1.9 billion compared with the third quarter due to net purchase activity, primarily in US Treasury securities. Fourth quarter 2018 average and period end investment securities increased $7.9 billion and $6.6 billion, respectively, compared with the fourth quarter of 2017. Net

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 7

unrealized losses on available for sale securities were $.1 billion at December 31, 2018 compared with net unrealized losses of $.7 billion at September 30, 2018 and net unrealized gains of $.4 billion at December 31, 2017.
Average balances held with the Federal Reserve Bank decreased to $16.4 billion for the fourth quarter of 2018 from $18.8 billion in the third quarter and $25.3 billion in the fourth quarter of 2017 as investment of liquidity continued. Balances held with the Federal Reserve at December 31, 2018 were $10.5 billion at December 31, 2018, $19.6 billion at September 30, 2018 and $28.3 billion at December 31, 2017. The lower balance at year end 2018 reflected short-term investments in resale agreements of $6.9 billion at December 31, 2018, included in other assets on the balance sheet.

Deposits				Change	Change
				4Q18 vs	4Q18 vs
In billions	4Q18	3Q18	4Q17	3Q18	4Q17
Average
Noninterest-bearing	$75.3	$76.2	$80.2	(1)%	(6)%
Interest-bearing	191.2	186.3	181.3	3%	5%
Average deposits	$266.5	$262.5	$261.5	2%	2%

Quarter end
Noninterest-bearing	$74.0	$74.8	$79.9	(1)%	(7)%
Interest-bearing	193.9	190.1	185.2	2%	5%
Total deposits	$267.9	$264.9	$265.1	1%	1%

Average deposits for the fourth quarter of 2018 increased $4.0 billion compared with the third quarter reflecting seasonal growth in commercial deposits. Noninterest-bearing balances decreased primarily due to the shift of commercial deposits to interest-bearing as deposit rates have risen. Deposits increased $3.0 billion at December 31, 2018 compared with September 30, 2018 as higher consumer interest-bearing deposits reflected a seasonal increase in balances at year end. Fourth quarter 2018 average and period end deposits increased $5.0 billion and $2.8 billion, respectively, compared with fourth quarter 2017 driven by overall deposit and customer growth.

Borrowed Funds				Change	Change
				4Q18 vs	4Q18 vs
In billions	4Q18	3Q18	4Q17	3Q18	4Q17
Average	$58.7	$59.8	$58.0	(2)%	1%
Quarter end	$57.4	$57.9	$59.1	(1)%	(3)%

Average borrowed funds for the fourth quarter of 2018 decreased $1.1 billion compared with the third quarter due to lower bank notes and senior debt and Federal Home Loan Bank borrowings partially offset by higher subordinated debt. Borrowed funds at December 31, 2018 declined $.5 billion compared with September 30, 2018 as lower bank notes and senior debt were partially offset by higher Federal Home Loan Bank borrowings reflecting short-term issuances late in the fourth quarter.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 8

Fourth quarter 2018 average borrowed funds increased $.7 billion compared with fourth quarter 2017 due to higher Federal Home Loan Bank borrowings and repurchase agreements partially offset by lower bank notes and senior debt. Borrowed funds at December 31, 2018 declined $1.7 billion compared with December 31, 2017 primarily due to lower bank notes and senior debt.

Capital
	12/31/2018	*	9/30/2018	12/31/2017
Common shareholders' equity In billions	$43.7		$43.1	$43.5
Basel III common equity Tier 1 capital ratio	9.6%		9.3%	9.8%
* Ratio estimated

PNC maintained a strong capital position. Common shareholders’ equity at December 31, 2018 increased $.6 billion compared with September 30, 2018 due to fourth quarter net income partially offset by share repurchases and dividends, and to an improvement in accumulated other comprehensive loss related to lower net unrealized securities losses.
PNC returned $1.2 billion of capital to shareholders in the fourth quarter of 2018 through repurchases of 6.1 million common shares for $.8 billion and dividends on common shares of $.4 billion. In November 2018, PNC announced an increase to authorized repurchases of up to $900 million in common shares through the end of the second quarter of 2019. This was in addition to the share repurchase programs of up to $2.0 billion previously announced for this period. These programs include repurchases of up to $.3 billion related to stock issuances under employee benefit plans. For the full year 2018, PNC returned $4.4 billion of capital to shareholders through repurchases of 19.9 million common shares for $2.8 billion and dividends on common shares of $1.6 billion.
On January 3, 2019, the PNC board of directors declared a quarterly cash dividend on common stock of 95 cents per share effective with the February 5, 2019 dividend payment date.
The Basel III common equity Tier 1 capital ratio, which includes the full phase-in of all Basel III adjustments, became effective for PNC as of January 1, 2018. The ratio for December 31, 2017 was calculated on the same basis. These ratios were calculated based on the standardized approach for the risk-weighting of assets. See Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			12/31/18 vs	12/31/18 vs
In millions	12/31/2018	9/30/2018	12/31/2017	9/30/18	12/31/17
Nonperforming loans	$1,694	$1,694	$1,865	—	(9)%
Nonperforming assets	$1,808	$1,825	$2,035	(1)%	(11)%
Accruing loans past due 90 days or more	$629	$619	$737	2%	(15)%
Net charge-offs	$107	$91	$123	18%	(13)%
Provision for credit losses	$148	$88	$125	68%	18%
Allowance for loan and lease losses	$2,629	$2,584	$2,611	2%	1%

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 9

Overall credit quality for the fourth quarter of 2018 remained strong. Provision for credit losses for the fourth quarter increased $60 million compared with the third quarter. The provision for commercial loans increased reflecting portfolio growth and a benefit from lower specific reserves in the third quarter. The provision for consumer loans increased modestly compared with the third quarter as a higher provision for auto loans was partially offset by lower home equity and credit card loan provisions.
Nonperforming assets at December 31, 2018 decreased $17 million compared with September 30, 2018 due to lower other real estate owned and foreclosed assets. Nonperforming loans were stable reflecting lower nonperforming home equity and residential mortgage loans offset by higher nonperforming commercial loans. Nonperforming assets decreased $227 million compared with December 31, 2017 as a result of lower nonperforming commercial and commercial real estate loans, lower other real estate owned and foreclosed assets, and lower nonperforming consumer loans. Nonperforming assets to total assets were .47 percent at December 31, 2018, .48 percent at September 30, 2018 and .53 percent at December 31, 2017.
Overall delinquencies at December 31, 2018 increased $57 million, or 4 percent, compared with September 30, 2018. Accruing loans 30 to 59 days past due increased $34 million due to higher equipment lease financing and commercial loan delinquencies partially offset by lower government insured education and home equity loan delinquencies. Accruing loans past due 60 to 89 days increased $13 million and accruing loans past due 90 days or more increased $10 million.
Net charge-offs for the fourth quarter of 2018 increased $16 million compared with the third quarter primarily attributable to higher auto loan net charge-offs related in part to Hurricane Florence. Net charge-offs for the fourth quarter of 2018 decreased $16 million compared with the fourth quarter of 2017 due to lower commercial lending net charge-offs reflecting fourth quarter 2017 charge-offs of certain commercial purchased impaired loans partially offset by higher consumer loan net charge-offs. Net charge-offs for the fourth quarter of 2018 were .19 percent of average loans on an annualized basis compared with .16 percent for the third quarter and .22 percent for the fourth quarter of 2017.
The allowance for loan and lease losses to total loans was 1.16 percent at both December 31, 2018 and September 30, 2018 and 1.18 percent at December 31, 2017. The allowance to nonperforming loans was 155 percent at December 31, 2018, 153 percent at September 30, 2018 and 140 percent at December 31, 2017.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	4Q18	3Q18	4Q17
Retail Banking	$313	$228	$(105)
Corporate & Institutional Banking	651	642	960
Asset Management Group	42	55	58
Other, including BlackRock	345	475	1,178
Net income	$1,351	$1,400	$2,091
See accompanying notes in Consolidated Financial Highlights

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 10

In the fourth quarter of 2018, as a result of updating internal management reporting processes relating to segment reporting disclosures, certain noninterest expenses and fourth quarter 2017 net income tax benefits that were previously recorded within "Other, including BlackRock" were reclassified to reportable segments. Fourth quarter 2017 net income tax benefits were reclassified within that period. Noninterest expense reclassifications were retrospectively applied to prior periods presented.

Retail Banking				Change	Change
				4Q18 vs	4Q18 vs
In millions	4Q18	3Q18	4Q17	3Q18	4Q17
Net interest income	$1,319	$1,305	$1,190	$14	$129
Noninterest income	$696	$622	$345	$74	$351
Provision for credit losses	$119	$113	$149	$6	$(30)
Noninterest expense	$1,487	$1,514	$1,494	$(27)	$(7)
Earnings (loss)	$313	$228	$(105)	$85	$418

In billions
Average loans	$74.8	$74.1	$73.0	$.7	$1.8
Average deposits	$161.8	$161.8	$159.3	—	$2.5

Retail Banking earnings for the fourth quarter of 2018 increased in both comparisons. Noninterest income increased compared with the third quarter as a result of derivative fair value adjustments related to Visa Class B common shares, higher consumer service fees, including seasonally higher credit card and merchant services fees and brokerage revenue, and higher service charges on deposits. These increases were partially offset by a negative adjustment for residential mortgage servicing rights valuation, net of economic hedge, driven by a decline in long-term interest rates at quarter end. Noninterest income increased compared with fourth quarter 2017 due to $248 million of fourth quarter 2017 negative derivative fair value adjustments related to Visa Class B common shares compared with positive adjustments of $42 million in the fourth quarter of 2018, as well as a $71 million fourth quarter 2017 negative adjustment for residential mortgage servicing rights fair value assumption updates compared with a $19 million negative valuation adjustment in the fourth quarter of 2018. Additionally, the comparison to fourth quarter 2017 reflected growth in consumer service fees and service charges on deposits. Provision for credit losses decreased compared with fourth quarter 2017 primarily due to lower home equity and credit card loan provisions. Noninterest expense decreased in the comparison with the third quarter reflecting timing of technology costs and the fourth quarter elimination of the quarterly FDIC deposit insurance surcharge assessment partially offset by increased marketing related to the national retail digital strategy. Noninterest expense declined compared with fourth quarter 2017 due to lower personnel and branch occupancy costs, lower legal expense and the reduced FDIC assessment partially offset by higher noncredit losses, equipment expense and marketing.

▪
Average loans increased 1 percent compared with the third quarter and 2 percent compared with fourth quarter 2017 due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower home equity and education loans.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 11

▪	Average deposits grew 2 percent compared with fourth quarter 2017 as higher savings and demand deposits were partially offset by lower money market and certificate of deposits.

▪	Net charge-offs were $112 million for the fourth quarter of 2018 compared with $96 million in the third quarter and $99 million in the fourth quarter of 2017.

▪
Residential mortgage loan origination volume was $1.6 billion for the fourth quarter of 2018 compared with $2.1 billion for the third quarter and $2.4 billion for the fourth quarter of 2017. Approximately 67 percent of fourth quarter 2018 volume was for home purchase transactions compared with 72 percent for the third quarter and 50 percent for the fourth quarter of 2017.

▪
The third party residential mortgage servicing portfolio was $125 billion at December 31, 2018 compared with $127 billion at both September 30, 2018 and December 31, 2017. Residential mortgage loan servicing acquisitions were $2 billion for fourth quarter 2018 compared with $6 billion for the third quarter and $1 billion for the fourth quarter of 2017.

▪
Approximately 67 percent of consumer customers used non-teller channels for the majority of their transactions during the fourth quarter of 2018 compared with 66 percent in the third quarter and 63 percent in the fourth quarter of 2017.

▪	Deposit transactions via ATM and mobile channels were 55 percent of total deposit transactions in the fourth and third quarters of 2018 compared with 54 percent in the fourth quarter of 2017.

Corporate & Institutional Banking				Change	Change
				4Q18 vs	4Q18 vs
In millions	4Q18	3Q18	4Q17	3Q18	4Q17
Net interest income	$930	$925	$898	$5	$32
Noninterest income	$632	$592	$604	$40	$28
Provision for credit losses (benefit)	$42	$(13)	$(14)	$55	$56
Noninterest expense	$687	$698	$686	$(11)	$1
Earnings	$651	$642	$960	$9	$(309)

In billions
Average loans	$139.5	$137.4	$135.8	$2.1	$3.7
Average deposits	$91.8	$88.1	$89.4	$3.7	$2.4

Corporate & Institutional Banking earnings for the fourth quarter of 2018 increased compared with the third quarter of 2018 and decreased compared with the fourth quarter of 2017. Fourth quarter 2017 earnings included an income tax benefit of $.4 billion as a result of federal tax legislation. Noninterest income increased over the third quarter primarily due to higher gains on asset sales and higher loan syndication and other fees partially offset by lower merger and acquisition advisory fees. Noninterest income increased compared with the fourth quarter of 2017 primarily due to higher gains on asset sales and growth in treasury management product revenue partially offset by lower revenue from commercial mortgage banking activities. Provision for credit losses in the fourth quarter of 2018 reflected portfolio growth and was a benefit in both the third quarter of 2018 and fourth quarter of 2017. Noninterest expense decreased compared with the third quarter primarily due to lower variable compensation.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 12

▪
Average loans increased 2 percent compared with the third quarter of 2018 and 3 percent over the fourth quarter of 2017 due to growth across PNC’s corporate banking, business credit and equipment finance businesses. The comparison with the third quarter also benefited from seasonal growth in multifamily agency warehouse lending within the real estate business.

▪
Average deposits increased 4 percent compared with the third quarter reflecting seasonal growth, and increased 3 percent compared with the fourth quarter of 2017. In both comparisons, higher interest-bearing deposits were partially offset by lower noninterest-bearing demand deposits.

▪
Net charge-offs were $2 million in the fourth quarter of 2018 compared with $1 million in the third quarter and $29 million in the fourth quarter of 2017, which included charge-offs of certain commercial purchased impaired loans.

Asset Management Group				Change	Change
				4Q18 vs	4Q18 vs
In millions	4Q18	3Q18	4Q17	3Q18	4Q17
Net interest income	$70	$71	$71	$(1)	$(1)
Noninterest income	$216	$228	$226	$(12)	$(10)
Provision for credit losses	—	$2	$7	$(2)	$(7)
Noninterest expense	$232	$225	$233	$7	$(1)
Earnings	$42	$55	$58	$(13)	$(16)

In billions
Client assets under administration at quarter end	$272	$293	$282	$(21)	$(10)
Average loans	$6.9	$7.0	$7.1	$(.1)	$(.2)
Average deposits	$12.5	$12.3	$12.6	$.2	$(.1)

Asset Management Group earnings for the fourth quarter of 2018 decreased compared with both the third quarter of 2018 and the fourth quarter of 2017. Noninterest income declined compared with the third quarter primarily due to decreases in the average equity markets. Noninterest income decreased compared with the fourth quarter of 2017 as a result of changes in asset mix and valuation losses on certain equity investments partially offset by higher average equity markets. Noninterest expense increased compared with the third quarter of 2018 and decreased compared with the fourth quarter of 2017.

▪	Client assets under administration at December 31, 2018 include discretionary client assets under management of $148 billion and nondiscretionary client assets under administration of $124 billion.

–	Discretionary client assets under management decreased $11 billion compared with September 30, 2018 and $3 billion compared with December 31, 2017 primarily attributable to equity market decreases.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 13

Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity investment in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, discontinued consumer loan portfolios, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, integration costs, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 237-6365 and (303) 223-0113 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2018 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21899468 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31	September 30	December 31	December 31	December 31
	2018	2018	2017	2018	2017
Revenue
Net interest income	$2,481	$2,466	$2,345	$9,721	$9,108
Noninterest income	1,859	1,891	1,915	7,411	7,221
Total revenue	4,340	4,357	4,260	17,132	16,329
Provision for credit losses	148	88	125	408	441
Noninterest expense	2,577	2,608	3,061	10,296	10,398
Income before income taxes (benefit) and noncontrolling interests	$1,615	$1,661	$1,074	$6,428	$5,490
Net income	$1,351	$1,400	$2,091	$5,346	$5,388
Less:
Net income attributable to noncontrolling interests	14	11	11	45	50
Preferred stock dividends (a)	55	63	55	236	236
Preferred stock discount accretion and redemptions	1	1	2	4	26
Net income attributable to common shareholders	$1,281	$1,325	$2,023	$5,061	$5,076
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	5	6	8	21	23
Impact of BlackRock earnings per share dilution	2	2	8	9	16
Net income attributable to diluted common shares	$1,274	$1,317	$2,007	$5,031	$5,037
Diluted earnings per common share	$2.75	$2.82	$4.18	$10.71	$10.36
Cash dividends declared per common share	$.95	$.95	$.75	$3.40	$2.60
Effective tax rate (b)	16.3%	15.7%	(94.7)%	16.8%	1.9%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)
The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax. The 2018 results reflected the change in the statutory federal income tax rate from 35% to 21%, effective as of January 1, 2018, as a result of the new federal tax legislation.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Year ended
	December 31	September 30	December 31	December 31	December 31
	2018	2018	2017	2018	2017
PERFORMANCE RATIOS
Net interest margin (a)	2.96%	2.99%	2.88%	2.97%	2.87%
Noninterest income to total revenue	43%	43%	45%	43%	44%
Efficiency (b)	59%	60%	72%	60%	64%
Return on:
Average common shareholders' equity (c)	11.83%	12.32%	18.90%	11.83%	12.09%
Average assets (c)	1.40%	1.47%	2.20%	1.41%	1.45%
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d) (e)
In millions
Retail Banking	$313	$228	$(105)	$1,064	$447
Corporate & Institutional Banking	651	642	960	2,508	2,433
Asset Management Group	42	55	58	202	187
Other, including BlackRock (f)	345	475	1,178	1,572	2,321
Total net income	$1,351	$1,400	$2,091	$5,346	$5,388

(a)
Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use interest income on a taxable-equivalent basis in calculating net interest yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017 were $28 million, $29 million and $54 million, respectively. The taxable equivalent adjustments to net interest income for the years ended December 31, 2018 and December 31, 2017 were $115 million and $215 million, respectively. Taxable equivalent amounts for the 2018 periods were calculated using a statutory federal income tax rate of 21%, reflecting the enactment of the new federal tax legislation effective January 1, 2018. Amounts for the 2017 periods were calculated using the previously applicable statutory federal income tax rate of 35%.

(b)	Calculated as noninterest expense divided by total revenue.

(c)	The 2018 results reflected the change in the statutory federal income tax rate from 35% to 21%, effective as of January 1, 2018, as a result of the new federal tax legislation.

(d)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(e)
In the fourth quarter of 2018, we updated our internal management reporting processes relating to our segment reporting disclosures. Certain noninterest expenses and fourth quarter 2017 net income tax benefits that were previously recorded within "Other, including BlackRock", were reclassified to our reportable segments. These expenses largely relate to items that were previously considered corporate expenses, but are either closely aligned to processes and revenue functions within our lines of business or are an allocation of expenses that the line of business would incur if it operated on a standalone basis. Fourth quarter 2017 net income tax benefits were reclassified within that period, while the expense reclassifications were retrospectively applied to all prior periods presented.

(f)
Includes earnings and gains or losses related to PNC's equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	December 31	September 30	December 31
	2018	2018	2017
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$382,315	$380,080	$380,768
Loans (a)	$226,245	$223,053	$220,458
Allowance for loan and lease losses	$2,629	$2,584	$2,611
Interest-earning deposits with banks	$10,893	$19,800	$28,595
Investment securities	$82,701	$80,804	$76,131
Loans held for sale (a)	$994	$1,108	$2,655
Equity investments (b)	$12,894	$12,446	$11,392
Mortgage servicing rights	$1,983	$2,136	$1,832
Goodwill	$9,218	$9,218	$9,173
Other assets (a)	$34,408	$28,851	$27,894
Noninterest-bearing deposits	$73,960	$74,736	$79,864
Interest-bearing deposits	$193,879	$190,148	$185,189
Total deposits	$267,839	$264,884	$265,053
Borrowed funds (a)	$57,419	$57,955	$59,088
Shareholders’ equity	$47,728	$47,058	$47,513
Common shareholders’ equity	$43,742	$43,076	$43,530
Accumulated other comprehensive income (loss)	$(725)	$(1,260)	$(148)
Book value per common share	$95.72	$93.22	$91.94
Tangible book value per common share (Non-GAAP) (c)	$75.42	$73.11	$72.28
Period end common shares outstanding (millions)	457	462	473
Loans to deposits	84%	84%	83%
CLIENT ASSETS (billions)
Discretionary client assets under management	$148	$159	$151
Nondiscretionary client assets under administration	124	134	131
Total client assets under administration	272	293	282
Brokerage account client assets	47	51	49
Total client assets	$319	$344	$331
CAPITAL RATIOS
Basel III (d) (e) (f)
Common equity Tier 1	9.6%	9.3%	N/A
Tier 1 risk-based	10.8%	10.5%	N/A
Total capital risk-based	12.9%	12.7%	N/A
Leverage	9.3%	9.2%	N/A
Supplementary leverage	7.8%	7.7%	N/A
Fully Phased-In Basel III (Non-GAAP)
Common equity Tier 1	N/A	N/A	9.8%
Transitional Basel III (e)
Common equity Tier 1	N/A	N/A	10.4%
Tier 1 risk-based	N/A	N/A	11.6%
Total capital risk-based	N/A	N/A	13.7%
Leverage	N/A	N/A	9.9%
Common shareholders' equity to total assets	11.4%	11.3%	11.4%
ASSET QUALITY
Nonperforming loans to total loans	.75%	.76%	.85%
Nonperforming assets to total loans, OREO and foreclosed assets	.80%	.82%	.92%
Nonperforming assets to total assets	.47%	.48%	.53%
Net charge-offs to average loans (for the three months ended) (annualized)	.19%	.16%	.22%
Allowance for loan and lease losses to total loans	1.16%	1.16%	1.18%
Allowance for loan and lease losses to nonperforming loans	155%	153%	140%
Accruing loans past due 90 days or more (in millions)	$629	$619	$737

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our third quarter 2018 Form 10-Q included, and our 2018 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.

(b)
Amounts include our equity interest in BlackRock. Amounts for the 2018 periods reflected $.6 billion of trading and available for sale securities, primarily money market funds, that were reclassified to Equity investments on January 1, 2018 in accordance with the adoption of Accounting Standards Update 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.

(c)	See the Tangible Book Value per Common Share table on page 18 for additional information.

(d)	The ratios as of December 31, 2018 are estimated.

(e)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information.

(f)
The 2018 Basel III ratios for Common equity Tier 1 capital, Tier 1 risk-based capital, Leverage and Supplementary leverage reflect the full phase-in of all Basel III adjustments to these metrics applicable to PNC. The 2018 Basel III Total risk-based capital ratios include $80 million of nonqualifying trust preferred capital securities that are subject to a phase-out period that runs through 2021.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

Because PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2018 and 2017 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures. With the exception of certain nonqualifying trust preferred capital securities included in PNC's Total risk-based capital, the transitions and multi-year phase-in of the definition of capital under the Basel III rules were completed as of January 1, 2018. Accordingly, we refer to the capital ratios calculated using the definition of capital in effect as of January 1, 2018 and, for the risk-based ratios, standardized risk-weighted assets, as the Basel III ratios. We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for 2017 and, for the risk-based ratios, standardized approach risk-weighted assets, as the 2017 Transitional Basel III ratios.

We provide information below regarding PNC’s estimated Basel III December 31, 2018, actual Basel III September 30, 2018, Fully Phased-In Basel III December 31, 2017 and actual December 31, 2017 Transitional Basel III Common equity Tier 1 ratios. Under the Basel III rules applicable to PNC, significant common stock investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule that ended December 31, 2017 and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule that ended December 31, 2017) accumulated other comprehensive income (loss) related to securities currently and those transferred from, available for sale, as well as pension and other postretirement plans.

Basel III Common Equity Tier 1 Capital Ratios
	Basel III (a)		Fully Phased-In Basel III (Non-GAAP) (b)	2017 Transitional Basel III

	December 31	September 30	December 31	December 31
Dollars in millions	2018 (estimated)	2018	2017	2017
Common stock, related surplus and retained earnings, net of treasury stock	$44,467	$44,336	$43,676	$43,676
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,277)	(9,297)	(9,307)	(9,243)
Basel III total threshold deductions	(3,637)	(3,932)	(2,928)	(1,983)
Accumulated other comprehensive income (loss)	(610)	(1,007)	(207)	(166)
All other adjustments	(265)	(322)	(141)	(138)
Basel III Common equity Tier 1 capital	$30,678	$29,778	$31,093	$32,146

Basel III standardized approach risk-weighted assets (c)	$320,370	$318,889	$316,120	$309,460
Basel III advanced approaches risk-weighted assets (d)	$282,597	$274,742	$285,226	N/A
Basel III Common equity Tier 1 capital ratio	9.6%	9.3%	9.8%	10.4%
Risk weight and associated rules utilized	Standardized		Standardized	Standardized (with 2017 transition adjustments)

(a)	2018 results are calculated using the regulatory capital methodology applicable to us during 2018 and reflects the full phase-in of all Basel III adjustments to this metric applicable to PNC.

(b)	2017 Fully Phased-In Basel III results are presented as pro forma estimates.

(c)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(d)
Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements through the parallel run qualification phase.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules, additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	December 31	September 30	December 31
Dollars in millions, except per share data	2018	2018	2017
Book value per common share	$95.72	$93.22	$91.94
Tangible book value per common share
Common shareholders' equity	$43,742	$43,076	$43,530
Goodwill and other intangible assets	(9,467)	(9,489)	(9,498)
Deferred tax liabilities on Goodwill and other intangible assets	190	192	191
Tangible common shareholders' equity	$34,465	$33,779	$34,223
Period-end common shares outstanding (millions)	457	462	473
Tangible book value per common share (Non-GAAP)	$75.42	$73.11	$72.28

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to recently enacted tax legislation, changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Impacts of tariffs and other trade policies of the U.S. and its global trading partners.

–	Slowing or reversal of the current U.S. economic expansion.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our view that U.S. economic growth has accelerated over the past two years to above its long-run trend, due to stimulus from corporate and personal income tax cuts passed in late 2017 and an increase in federal government spending. We expect further gradual improvement in the labor market this year, including job gains and rising wages, will be another positive for consumer spending. However, growth is expected to slow over the course of 2019 as fiscal stimulus fades. Trade restrictions and geopolitical concerns are downside risks to the forecast. Inflation is expected to slow in the first half of 2019, to below the Federal Open Market Committee’s 2 percent objective, because of lower energy prices. Short-term interest rates and bond yields are expected to rise very slowly in 2019. Our baseline forecast is for one more increase in the federal funds rate, in September 2019, pushing the rate to a range of 2.50 to 2.75 percent in the second half of this year.

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to review by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

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PNC Reports Full Year 2018 Net Income of $5.3 Billion, $10.71 Diluted EPS – Page 20

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–	Changes to regulations governing bank capital and liquidity standards.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2017 Form 10-K and our 2018 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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